Exhibit 97.1

Pegasus Digital Mobility Acquisition Corp.

Compensation Clawback Policy

Adopted December 1, 2023

Purpose

The Board of Directors (the “Board”) of Pegasus Digital Mobility Acquisition Corp. (the “Corporation”) has adopted this compensation clawback policy (the “Policy”), which provides for the recoupment of certain incentive-based compensation in the event of an accounting restatement. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), the rules promulgated thereunder by the Securities and Exchange Commission (“SEC”), and the listing standards of the New York Stock Exchange (“NYSE”) (collectively, the “Applicable Rules”), and will be interpreted consistent therewith.

Applicability and Effective Date

This Policy is effective as of October 2, 2023 (the “Effective Date”) and is applicable to all Incentive-Based Compensation (as defined below) Received (as defined below) by an Executive Officer (as defined below) on or after the Effective Date. The Policy will be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board (the “Committee”), in which case references to the Board will be deemed to be references to the Committee, to the extent of such designation. Any determination made by the Board under this Policy will be final and binding on all affected individuals. Each Executive Officer shall be required to execute the acknowledgement in Appendix A of this Policy, pursuant to which such Executive Officer will agree to be bound by the terms of, and comply with, this Policy, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as an Executive Officer; provided, however, that failure to execute such acknowledgement shall have no impact on the enforceability of this Policy or whether the Executive officer is bound by the Policy.

Restatement Clawback

In the event the Corporation is required to prepare an Accounting Restatement (as defined below), any Executive Officer who Received Excess Compensation (as defined below) during the three (3) completed fiscal years immediately preceding the date the Corporation is required to prepare an Accounting Restatement (the “Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly, in the manner described below. For purposes of this Policy, the date the Corporation is required to prepare an Accounting Restatement is deemed to be the earlier of the date (i) the Board concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement, or (ii) a court, regulator, or other legally authorized body directs the Corporation to prepare an Accounting Restatement. For the avoidance of doubt, the Corporation’s obligation to recover Excess Compensation under this Policy is not dependent on if or when restated financial statements are filed following the date the Corporation is required to prepare an Accounting Restatement. The Look-Back Period includes any transition period (that results from a change in the Corporation’s fiscal year) within or immediately following the three (3) completed fiscal years of the Corporation described above (except that a transition period between the last day of the Corporation’s previous fiscal year end and the first day of its new fiscal year that comprises a period of at least nine months shall count as a completed fiscal year).

Method of Repayment, Conditions for Non-Recovery

The Board will determine the amount of any Excess Compensation for each Executive Officer in connection with an Accounting Restatement. The Board also will provide each affected Executive Officer with a written notice stating the amount of the Excess Compensation, a demand for recoupment, and the means of recoupment that the Corporation will accept.

The Board shall have discretion to determine the appropriate means of recovery of Excess Compensation, which may include, without limitation, direct payment of cash or shares of Corporation stock in a lump sum from the Executive Officer, recovery of cash or shares of Corporation stock from the Executive Officer over time, forfeiture of unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions), cancellation of outstanding vested cash or equity awards (including those for which service-based and/or performance-based vesting conditions have been satisfied), the reduction of future compensation and/or awards, offset of other amounts owed to the Executive Officer or forfeiture of the Executive’ Officer’s deferred compensation, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of the Excess Compensation or otherwise permitted by applicable law. For the avoidance of doubt, appropriate means of recovery may include amounts approved, awarded, or granted prior to the Effective Date. The Corporation makes no guarantee regarding whether any means of recovery will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Corporation shall have no liability with respect thereto.

To the extent that an Executive Officer fails to repay all Excess Compensation to the Corporation when due, at the direction of the Board, the Corporation shall take all actions reasonable and appropriate to recover the Excess Compensation from the applicable Executive Officer, and such Executive Officer shall be required to reimburse the Corporation for any and all expenses reasonably incurred (including legal fees) by the Corporation in recovering such Excess Compensation in accordance with this Policy.

Except as otherwise specifically described below, the Corporation may not accept an amount that is less than the amount of the Excess Compensation in satisfaction of an Executive Officer’s obligations under this Policy. Notwithstanding the foregoing, the Board may determine that repayment of the Excess Compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and one or more of the following circumstances exists: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Corporation has (A) made a reasonable attempt to recover such Excess Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to the NYSE; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder, or (iii) recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recoup any amount of Excess Compensation based on violation of home country law, the Corporation has obtained an opinion of home country counsel, acceptable to the NYSE, that recoupment would result in such a violation and a copy of the opinion is provided to the NYSE.

No Fault Application, No Indemnification

Recovery of Excess Compensation under this Policy is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. No Executive Officer may be indemnified by the Corporation, or any of its affiliates, from losses arising from the application of this Policy or any claims relating to the Corporation’s enforcement of its rights under this Policy. The Corporation may not pay or reimburse any Executive Officer for the cost of third-party insurance purchased by the Executive Officer to fund potential recoupment obligations under this Policy.

Definitions

For purposes of this Policy, the following definitions will apply:

“Accounting Restatement” means an accounting restatement of the Corporation’s financial statements due to the material noncompliance of the Corporation with any financial reporting requirement under securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to the previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Changes to financial statements that do not constitute an Accounting Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

“Excess Compensation” means any amount of Incentive-Based Compensation Received during the Look-Back Period by an Executive Officer after commencement of service as an Executive Officer, if such individual served as an Executive Officer at any time during the performance period to which such Incentive-Based Compensation relates (regardless of whether such individual continued to serve as an Executive Officer upon or following the date the Corporation is required to prepare an Accounting Restatement) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, and the Corporation shall retain documentation of the determination of such estimate and provide such documentation to the NYSE if so required by the Applicable Rules. Incentive-Based Compensation is deemed received (“Received”) during the Corporation’s fiscal period during which the applicable financial reporting measure, stock price and/or total shareholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period. For the avoidance of doubt, Incentive-Based Compensation Received by an Executive Officer on or after the Effective Date could, by the terms of this Policy, include amounts approved, awarded, or granted prior to such date. With respect to any compensation plan or program that takes into account Incentive-Based Compensation, the amount contributed to a notional account that exceeds the amount that otherwise would have been contributed had it been determined based on the Accounting Restatement, computed without regard to any taxes paid, shall be considered Excess Compensation, along with earnings accrued on that notional amount.

“Executive Officer” means an individual who is, or was during the Look-Back Period, an executive officer of the Corporation within the meaning of the Applicable Rules and, for the avoidance of doubt, includes each individual identified as an executive officer of the Corporation in accordance with Item 401(b) of Regulation S-K under the Act.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on (i) stock price, total shareholder return, and/or any measures that are derived wholly or in part from stock price or total shareholder return, and/or (ii) the attainment of any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements and/or any other measures that are derived in whole or in part from such measure(s). For the avoidance of doubt, a measure need not be presented in the Corporation’s financial statements or included in a filing with the SEC in order to be considered a financial reporting measure.

Compensation that does not constitute “Incentive-Based Compensation” includes (i) equity incentive awards for which the grant, earning or vesting is not contingent upon achieving any stock price, total shareholder return, and/or other financial reporting measure performance goal for an individual to receive, earn or become vested in such award and that are granted, earned and/or become vested exclusively upon completion of a specified employment period, without any performance condition, and (ii) bonus awards that are entirely discretionary or based on subjective goals or goals unrelated to performance measures.

Administration, Amendment, and Termination

This Policy will be enforced and, if applicable, appropriate proxy and other disclosures and exhibit filings will be made in accordance with the Applicable Rules and any other applicable rules and regulations of the Securities and Exchange Commission and applicable NYSE listing standards.

The Board shall have authority to (i) exercise all of the powers granted to it under the Policy, (ii) construe, interpret, and implement this Policy, and (iii) make all determinations necessary or advisable in administering this Policy.

In addition, the Board may amend this policy, from time to time in its discretion, and shall amend this Policy, as it deems necessary, including to reflect changes in applicable law. The Board may terminate this Policy at any time. Any such amendment (or provision thereof) or termination shall not be effective if such amendment or termination would (after taking into account any actions taken by the Corporation contemporaneously with such amendment or termination) cause the Corporation to violate the Applicable Rules.

In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Corporation (including any agreement between the Corporation and any Executive Officer subject to this Policy), this Policy will govern. The Board may require that any employment agreement, equity award, cash incentive award, or any other agreement entered into be conditioned upon the Executive Officer’s agreement to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Corporation, whether arising under applicable law, regulation or rule, pursuant to the terms of any other policy of the Corporation, pursuant to any employment agreement, equity award, cash incentive award, or other agreement applicable to an Executive Officer, or otherwise. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Excess Compensation under this Policy and any other such separate clawback rights, unless required by applicable law.

This Policy will be deemed to be automatically updated to incorporate any requirement of law, the SEC, exchange listing standard, rule or regulation applicable to the Corporation.

This Policy shall be binding and enforceable against all applicable Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Appendix A:

Pegasus Digital Mobility Acquisition Corp.

Compensation Clawback Policy

ACKNOWLEDGMENT

The undersigned acknowledges and agrees that the undersigned (i) has received and reviewed the Compensation Clawback Policy (the “Policy”) to which this acknowledgement is appended, (ii) is, and will be, subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Corporation, (iii) will abide by the terms of the Policy, including by returning Excess Compensation (as defined in the Policy) pursuant to whatever method the Board in its sole discretion determines is advisable to achieve reasonably prompt recovery of such Excess Compensation, as prescribed under the Policy.

Capitalized terms used but not defined have the meanings set forth in the Policy.

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